As filed with the Securities and Exchange Commission on November 5, 2010

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

CATERPILLAR INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street Peoria, Illinois 61629 (Address of Principal Executive Offices)

Caterpillar 401(k) Savings Plan
(Full Title of the Plan)

James B. Buda
Vice President and Chief Legal Officer
Caterpillar Inc.
100 NE Adams Street
Peoria, IL 61629-7310
(309) 675-4429
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	X	Accelerated filer

Non-accelerated filer		Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	40,000,000 shares (1)	$78.1650 (2)	$3,126,600,000	$222,926.58

(1)Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Caterpillar 401(k) Savings Plan (the “Plan”).  In addition, this Registration Statement covers an indeterminate amount of additional securities that may be issued under the Plan pursuant to the anti-dilution provisions of the Plan.

(2)Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sales prices of a share of Caterpillar Inc. Common Stock, as reported on the New York Stock Exchange - Composite Transactions System on October 29, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement relates to the registration of 40,000,000 shares of common stock, par value $1.00 per share, of Caterpillar Inc. ("Caterpillar," the "Registrant" or the "Company") to be offered from time to time pursuant to the Caterpillar 401(k) Savings Plan (the "Plan").

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* As permitted by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement omits the information required by Item 1 and Item 2 of Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b).  Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been filed by Caterpillar with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and are hereby incorporated by reference in this Registration Statement:

•	Caterpillar's Annual Report on Form 10-K (File No. 1-768) for the fiscal year ended December 31, 2009, filed with the Commission on February 19, 2010;

•
Caterpillar's Quarterly Reports on Form 10-Q (File No. 1-768) for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed with the Commission on May 3, 2010, July 30, 2010 and November 4, 2010, respectively; and

•
Caterpillar’s Current Reports on Form 8-K and Form 8-K/A (File No. 1-768) filed with the Commission on February 2, 2010, March 3, 2010, March 24, 2010, May 5, 2010, May 28, 2010, June 11, 2010, September 21, 2010 and September 30, 2010 in each case excluding any current reports, or portions of any current reports, that are “furnished” to, and not “filed” with, the Commission.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Description of Common Stock

The authorized common stock of the Company consists of 2,000,000,000 shares of common stock, par value $1.00 per share.  At September 30, 2010, there were 634,702,801 shares of common stock issued and outstanding.

All issued and outstanding shares of common stock of the Company, including the shares of common stock offered pursuant to this prospectus, are or will be fully paid and non-assessable.  Holders of common stock have no preemptive, subscription or conversion rights and are not liable for further calls or assessments.  Subject to the prior right of any future series of preferred stock, holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available and to share ratably in the assets available for distribution upon liquidation. Each share of common stock is entitled to one vote at all meetings of stockholders. The holders of common stock are not entitled to cumulative voting rights in the election of directors.

The common stock is listed on the New York and Chicago Stock Exchanges in the United States.  In addition, the common stock or stock equivalents are traded on stock exchanges in Belgium, France, Germany, Great Britain and Switzerland.  The Transfer Agent and Registrar for the common stock is BNY Mellon Shareowner Services.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The following summary description is qualified by reference to the full text of the Delaware General Corporation Law, the Company’s Restated Certificate of Incorporation and the Company’s Bylaws.

Delaware Law on Indemnification

Section 145 of the Delaware General Corporation law (the “DGCL”) allows us to indemnify directors and officers as well as other employees against expenses (including attorneys’ fees), judgments, fines, and settlement amounts for certain actions or proceedings (other than a “derivative” action – action by or in on behalf of the Company) if they acted in good faith and in the best interests of the Company.  If the matter is a criminal proceeding, indemnification would only follow if the individual had no reasonable cause to believe their conduct was unlawful.

A similar standard applies to derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action.  If the individual has been found liable to the Company, indemnification requires court approval.

Section 102(b)(7) of the DGCL allows us to provide in our certificate of incorporation that a director shall not be personally liable to the Company or its shareholders for monetary damages for a breach of fiduciary duty unless the breach: (i) relates to the duty of loyalty; (ii) involves intentional misconduct or knowing violation of law; (iii) involves payment of unlawful dividends, stock purchases or redemptions; or (iv) involves a transaction from which the director derived an improper personal benefit.

Caterpillar By-Laws and Restated Certificate of Incorporation

Under Article V of our By-Laws, we agree to indemnify officers and directors to the full extent permitted by Delaware law.  In addition, our board of directors may in its discretion indemnify any person other than an officer or director made a party to any action by virtue of their employment with Caterpillar.  Article Ninth of our Restated Certificate of Incorporation provides for indemnification of directors consistent with Section 102(b)(7) of the DGCL.  We also maintain directors’ and officers’ liability insurance in the amounts and subject to the conditions set forth in those policies.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement:

Exhibit No.	Description
4.1
Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to Caterpillar’s Quarterly Report on Form 10-Q (File No. 1-768) for the quarter ended June 30, 2010, filed with the Commission on July 30, 2010).

4.2
Bylaws amended and restated as of June 9, 2010 (incorporated by reference from Exhibit 3.2 to Caterpillar’s Quarterly Report on Form 10-Q (File No. 1-768) for the quarter ended June 30, 2010, filed with the Commission on July 30, 2010).

4.3	Caterpillar 401(k) Savings Plan
23.1	Consent of PricewaterhouseCoopers LLP
The Company will submit or has submitted the Plan and any amendment to the Plan to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; or

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1)(i) and (ii) above is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, paragraphs (1)(i) and (ii) shall not apply.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, and the State of Illinois.

CATERPILLAR INC. (Registrant)
November 5, 2010	By:	/s/James B. Buda
James B. Buda, Vice President and Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
November 5, 2010	/s/Douglas R. Oberhelman	Chairman and Chief Executive Officer
(Douglas R. Oberhelman)
November 5, 2010	/s/Richard P. Lavin	Group President
(Richard P. Lavin)
November 5, 2010	/s/Stu L. Levenick	Group President
(Stu L. Levenick)
November 5, 2010	/s/Edward J. Rapp	Group President and Chief Financial Officer
(Edward J. Rapp)
November 5, 2010	/s/Gerard R. Vittecoq	Group President
(Gerard R. Vittecoq)
November 5, 2010	/s/Steven H. Wunning	Group President
(Steven H. Wunning)
November 5, 2010	/s/Jananne A. Copeland	Controller and Chief Accounting Officer
(Jananne A. Copeland)

November 5, 2010	/s/W. Frank Blount	Director
(W. Frank Blount)
November 5, 2010	/s/John R. Brazil	Director
(John R. Brazil)
November 5, 2010	/s/Daniel M. Dickinson	Director
(Daniel M. Dickinson)
November 5, 2010	/s/John T. Dillon	Director
(John T. Dillon)
November 5, 2010	/s/Eugene V. Fife	Director
(Eugene V. Fife)
November 5, 2010	/s/Gail D. Folser	Director
(Gail D. Fosler)
November 5, 2010		Director
(Juan Gallardo)
November 5, 2010	/s/David R. Goode	Director
(David R. Goode)
November 5, 2010	/s/Peter A. Magowan	Director
(Peter A. Magowan)
November 5, 2010	/w/William A. Osborn	Director
(William A. Osborn)
November 5, 2010	/s/Charles D. Powell	Director
(Charles D. Powell)
November 5, 2010	/s/Edward B. Rust, Jr.	Director
(Edward B. Rust, Jr.)
November 5, 2010	/s/susan C. Schwab	Director
(Susan C. Schwab)
November 5, 2010	/s/Joshua I. Smith	Director
(Joshua I. Smith)

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Peoria, the State of Illinois.

CATERPILLAR 401(K) SAVINGS PLAN
November 5, 2010	By:	/s/Jonathan D. Ginzel
Name: Jonathan D. Ginzel Title: Plan Administrator

Exhibit Index

Exhibit No.	Description
4.1
Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to Caterpillar’s Quarterly Report on Form 10-Q (File No. 1-768) for the quarter ended June 30, 2010, filed with the Commission on July 30, 2010).

4.2
Bylaws amended and restated as of June 9, 2010 (incorporated by reference from Exhibit 3.2 to Caterpillar’s Quarterly Report on Form 10-Q (File No. 1-768) for the quarter ended June 30, 2010, filed with the Commission on July 30, 2010).

4.3	Caterpillar 401(k) Savings Plan
23.1	Consent of PricewaterhouseCoopers LLP